Exhibit 10(iii)(A)(1)

EMPLOYMENT AGREEMENT

AGREEMENT made as of February 2, 2004 by and between THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware corporation ("Interpublic" or the "Corporation") and STEVE GATFIELD ("Executive").

In consideration of the mutual promises set forth herein the parties hereto agree as follows:

ARTICLE I

Term of Employment

          1.01    Subject to the provisions of Article VII and Article VIII, and upon the terms and subject to the conditions set forth herein, Interpublic will employ Executive for the period beginning April 1, 2004 ("Commencement Date") and continuing thereafter, subject to termination in accordance with the provisions of Article VII hereof. (The period during which Executive is employed hereunder is referred to herein as the "term of employment.")

ARTICLE II

Duties

2.01 During the term of employment, Executive will:

(i) Serve as Executive Vice President, Director of Global Architecture and Innovation, reporting to the Chairman/Chief Executive Officer of Interpublic;

(ii) Use his best efforts to promote the interests of Interpublic and devote his full time and efforts to its business and affairs;

(iii) Perform such duties as Interpublic may from time to time assign to him consistent with the responsibilities of an Executive Vice President;

(iv) Serve in such other offices of Interpublic as he may be elected or appointed to; and

(v) Be located at the corporate headquarters of Interpublic in New York City.

ARTICLE III

Regular Compensation

          3.01    Interpublic will compensate Executive for the duties performed by him hereunder, by payment of a base salary at the rate of Eight Hundred Fifty Thousand Dollars ($850,000) per annum, payable in equal installments, which Interpublic shall pay at semi-monthly intervals, subject to customary withholding for federal, state and local taxes.

          3.02    Interpublic may at any time increase the compensation paid to Executive under this Article III if Interpublic in its sole discretion shall deem it advisable so to do in order to compensate him fairly for services rendered to Interpublic. Executive's salary will be reviewed every twenty-four (24) months and will not be reduced, except with Executive's consent or in the event that there is a reduction in the salary of all key management employees of Interpublic at Executive's level.

ARTICLE IV

Bonuses

          4.01    Executive will be eligible during the term of employment to participate in Interpublic's Annual Incentive Plan, or any successor plan, in accordance with the terms and conditions of the Plan established from time to time. Executive shall be eligible for a target annual bonus equal to one hundred percent (100%) of his base salary up to a maximum bonus equal to one hundred fifty percent (150%) of his base salary. The actual award, if any, shall be determined by Interpublic and shall be based on profits, Executive's individual performance, and management discretion. Provided however that Executive shall be guaranteed a minimum bonus for calendar year 2004 equal to fifty percent (50%) of his base salary.

          4.02    Executive will be eligible to participate in Interpublic's 2004 incentive program currently under development. This program is expected to utilize Interpublic restricted stock and include performance-based vesting. In addition, Executive will be eligible for participation in other long-term incentive plans consistent with other senior Interpublic executives at his level.

4.03 Executive will be entitled to a sign-on bonus of Seven Hundred Fifty Thousand Dollars ($750,000), payable upon commencement of his employment under this Agreement.

ARTICLE V

Interpublic Stock

          5.01    As soon as administratively feasible after full execution of this Agreement, Interpublic will use its best efforts to have the Management Human Resources Committee ("MHRC") grant to Executive twenty thousand (20,000) shares of Interpublic Common Stock which will be subject to a one-year vesting restriction from their date of grant.

          5.02    As soon as administratively feasible after full execution of this Agreement, Interpublic will use its best efforts to have the MHRC grant to Executive options to purchase thirty thousand (30,000) shares of Interpublic Common Stock, which will be subject to all the terms and conditions of the Interpublic Stock Incentive Plan. One-third (1/3) of the options will be exercisable after the second anniversary of the date of grant, one-third (1/3) will be exercisable after the third anniversary and one-third (1/3) will be exercisable after the fourth anniversary of the date of grant through the tenth anniversary of the date of grant.

ARTICLE VI

Other Employment Benefits

          6.01    Executive shall be eligible to participate in such other employee benefits as are available from time to time to other key management executives of Interpublic in accordance with the then-current terms and conditions established by Interpublic for eligibility and employee contributions required for participation in such benefits opportunities.

          6.02    Employee will be entitled to a minimum of twenty-five (25) days of paid time off per annum (exclusive of holidays), in accordance with Interpublic's policies and procedures, to be taken in such amounts and at such times as shall be mutually convenient for Executive and Interpublic.

          6.03    Executive shall be reimbursed for all reasonable out-of-pocket expenses actually incurred by him in the conduct of the business of Interpublic provided that Executive submits all substantiation of such expenses to Interpublic on a timely basis in accordance with standard policies of Interpublic.

6.04 Executive shall be entitled to an annual automobile allowance of Ten Thousand Dollars ($10,000) per year, payable monthly in accordance with Interpublic's standard procedures.

          6.05    Executive shall be entitled to a club allowance of up to Twenty-Five Thousand Dollars ($25,000) per year, as well as reimbursement for "joining fees" for up to two clubs, provided that Executive submits substantiation in accordance with standard policies of Interpublic.

6.06 Executive shall be eligible to participate in the Executive Medical Plus Plan.

6.07 Executive shall be entitled to an annual financial planning allowance of Two Thousand Five Hundred Dollars ($2,500) per year.

          6.08    Executive shall be entitled to participate in The Interpublic Senior Executive Retirement Income Plan ("SERIP"), pursuant to the terms of a SERIP Agreement to be entered into between Interpublic and Executive.

          6.09    Interpublic will, at its own expense, assist Executive in obtaining all necessary visas, including sponsorship and retention of legal counsel. It is understood that this Agreement is subject to all appropriate authorizations being obtained.

ARTICLE VII

Termination

7.01 Interpublic may terminate the employment of Executive hereunder:

          (i)     At any time after the second anniversary of the Commencement Date, by giving Executive notice in writing at any time specifying a termination date not less than twelve (12) months after the date on which such notice is given, in which event Executive's employment hereunder shall terminate on the date specified in such notice, or

          (ii)     At any time after the second anniversary of the Commencement Date, by giving Executive notice in writing at any time specifying a termination date less than twelve (12) months after the date on which such notice is given. In this event Executive's employment hereunder shall terminate on the date specified in such notice and Interpublic shall thereafter pay him a sum equal to the amount by which twelve (12) months salary at his then current rate exceeds the salary paid to him for the period from the date on which such notice is given to the termination date specified in such notice. Such payment shall be made during the period immediately following the termination date specified in such notice, in successive equal monthly installments each of which shall be equal to one (1) month's salary at the rate in effect at the time of such termination, with any residue in respect of a period less than one (1) month to be paid together with the last installment.

          (iii)     During the termination period provided in subsection (i), or in the case of a termination under subsection (ii) providing for a termination period of less than twelve (12) months, for a period of twelve (12) months after the termination notice, Executive will be entitled to receive all employee benefits accorded to him prior to termination under the same terms as if he were actively employed by the Corporation; provided, that such benefits shall cease upon such date that Executive accepts employment with another employer offering similar benefits. In addition, Stock Options, Restricted Stock, and SERIP benefits granted to Executive will continue to vest during the twelve-month benefit period referred to above and Executive will continue to be eligible for the annual bonus contemplated by Section 4.01.

          7.02    Notwithstanding the provisions of Section 7.01, if Executive obtains other employment (including work as a consultant, independent contractor or establishing his own business) during the period of notice of termination, Executive will promptly notify the Corporation.

          7.03    Executive may at any time give notice in writing to Interpublic specifying a termination date not less than thirty (30) days after the date on which such notice is given, in which event his employment hereunder shall terminate on the date specified in such notice. Provided however, Interpublic may, at its option, upon receipt of such notice determine an earlier termination date. During the notice period, Executive will continue to be an employee, will assist Interpublic in the transition of his responsibilities and will be entitled to continue to receive base salary and to participate in all benefit plans for which an employee at Executive's level is eligible, but not to receive any bonus award that might otherwise be paid during that period except as otherwise provided herein. Interpublic may require that Executive not come in to work during the notice period. In no event, however, may Executive perform services for any other employer during the notice period.

          7.04    Notwithstanding the provisions of Section 7.01, Interpublic may terminate the employment of Executive hereunder, at any time after the Commencement Date, for Cause. For purposes of this Agreement, "Cause" means the following:

          (i)     Any material breach by Executive of any provision of this Agreement (including without limitation Sections 8.01 and 8.02 hereof) upon notice of same by Interpublic which breach, if capable of being cured, has not been cured within fifteen (15) business days after such notice (it being understood and agreed that a breach of Section 8.01 or 8.02 hereof, among others, shall be deemed not capable of being cured);

          (ii)     Executive's absence from duty for a period of time exceeding fifteen (15) consecutive business days or twenty (20) out of any thirty (30) consecutive business days (other than on account of permitted vacation or as permitted for illness, disability or authorized leave in accordance with Interpublic's policies and procedures or applicable law) without the consent of the Interpublic Board of Directors;

          (iii)     Misappropriation by Executive of funds or property of Interpublic or any attempt by Executive to secure any personal profit related to the business of Interpublic (other than as permitted by this Agreement) and not fairly disclosed to and approved by the Interpublic Board of Directors;

(iv) Fraud, gross negligence, or willful misconduct on the part of Executive in the performance of his duties as an employee of Interpublic;

(v) A felony conviction of Executive; or

          (vi)     Executive's engaging, during the term of employment, in discrimination or harassment based on age, sex, race, religion, disability, national origin or any other protected category in violation of Interpublic's policies.

          Upon a termination for Cause, Interpublic shall pay Executive his salary through the date of termination of employment, and Executive shall not be entitled to any bonus with respect to the year of termination, or to any other payments hereunder.

          7.05    Executive may terminate his employment with the Corporation for "Good Reason" by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. A termination of employment by the Executive for Good Reason shall be effective on the 21st business day following the date the notice is given, unless the Corporation cures the conduct giving rise to Good Reason prior to that date. "Good Reason" means:

          (i)     the assignment to Executive of any duties inconsistent in any material respect with Section 2.01, or any other action by the Corporation that results in a material diminution in the Executive's position or authority, duty, titles, responsibilities, or reporting requirements other than an isolated, insubstantial and inadvertent action that is not taken in bad faith;

(ii) any relocation of the Executive's principal business location to a location other than the New York Metropolitan area (within fifty (50) miles of Manhattan); or

(iii) any breach by Interpublic of a material term of this Agreement.

In the event of a termination for Good Reason, all of the compensation, benefits and perquisites provided by Section 7.01 shall apply as if Executive were terminated by the Corporation.

ARTICLE VIII

Covenants

          8.01    While Executive is employed hereunder by Interpublic he shall not, without the prior written consent of Interpublic, which will not be unreasonably withheld, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire any securities of any class of any publicly-owned company and provide services to charitable organizations.

          8.02    Executive shall treat as confidential and keep secret the affairs of Interpublic and shall not at any time during the term of employment or thereafter, without the prior written consent of Interpublic, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than Interpublic and its subsidiaries and affiliates any information of a confidential nature relating in any way to the business of Interpublic or its subsidiaries or affiliates or their clients and obtained by him in the course of his employment hereunder.

          8.03    All records, papers and documents kept or made by Executive relating to the business of Interpublic or its subsidiaries or affiliates or their clients shall be and remain the property of Interpublic.

          8.04    All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of Interpublic or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever thereto, shall immediately become the property of Interpublic, and Executive will assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to Interpublic.

          8.05    During any period in which payments are being made to Executive pursuant to Section 7.01 above (the "Severance Period") and for a period of one (1) year following either the end of the Severance Period or the termination of Executive's employment hereunder for any reason, whichever is later, Executive shall not: (a) directly or indirectly solicit any employee of Interpublic to leave such employ to enter the employ of Executive or of any person, firm or corporation with which Executive is then associated, or induce or encourage any such employee to leave the employment of Interpublic or to join any other company, or hire any such employee, or otherwise interfere with the relationship between Interpublic and any of its employees or (b) directly or indirectly solicit or handle on Executive's own behalf or on behalf of any other person, firm or corporation, the event marketing, public relations, advertising, sales promotion or market research business of any person or entity which is a client of Interpublic and with whom Executive had contact during his employment with Interpublic, or to induce any such client to cease to engage the services of Interpublic or to use the services of any entity or person that competes directly with a material business of Interpublic, where the identity of such client, or the client's need, desire or receptiveness to services offered by Interpublic is known by Executive as a part of his employment with Interpublic. In addition, during the Severance Period, Executive shall not accept any form of employment (including as an advisor, consultant or otherwise) with an employer that is in competition with the business of Interpublic, working in the same capacity and providing the same or similar services to those he was providing to Interpublic. Executive acknowledges that these provisions are reasonable and necessary to protect Interpublic's legitimate business interests, and that these provisions do not prevent Executive from earning a living.

          8.06    If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

          8.07    Executive acknowledges that a remedy at law for any breach or attempted breach of Article VIII of this Agreement will be inadequate, and agrees that Interpublic shall be entitled to specific performance and injunctive and other equitable relief in the case of any such breach or attempted breach.

          8.08    Executive represents and warrants that neither the execution and delivery of this Employment Agreement nor the performance of Executive's services hereunder will conflict with, or result in a breach of, any agreement to which Executive is a party or by which he may be bound or affected, in particular the terms of any employment agreement to which Executive may be a party. Executive further represents and warrants that he has full right, power and authority to enter into and carry out the provisions of this Employment Agreement.

ARTICLE IX

Arbitration

          9.01    Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, including claims involving alleged legally protected rights, such as claims for age discrimination in violation of the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act, as amended, and all other federal and state law claims for defamation, breach of contract, wrongful termination and any other claim arising because of Executive's employment, termination of employment or otherwise, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and Section 12.01 hereof, and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration shall take place in the city where Executive customarily renders services to Interpublic. The prevailing party in any such arbitration shall be entitled to receive reasonable attorney's fees and costs.

ARTICLE X

Assignment

          10.01    This Agreement shall be binding upon and enure to the benefit of the successors and assigns of Interpublic. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

ARTICLE XI

Agreement Entire

          11.01    This Agreement, along with the Executive Severance Agreement and Senior Executive Retirement Income Plan Agreement executed as of today's date constitute the entire understanding between Interpublic and Executive concerning his employment by Interpublic or any of its parents, affiliates or subsidiaries and supersedes any and all previous agreements between Executive and Interpublic or any of its parents, affiliates or subsidiaries concerning such employment, and/or any compensation or bonuses. Each party hereto shall pay its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation and execution of this Agreement. This Agreement may not be changed orally.

ARTICLE XII

Applicable Law

12.01 The Agreement shall be governed by and construed in accordance with the laws of the State of New York.

THE INTERPUBLIC GROUP OF
COMPANIES, INC.

By: /s/ Christopher J. Coughlin
Name: Christopher J. Coughlin
Title: Chief Operating Officer

/s/ Steve Gatfield
Steve Gatfield

Exhibit 10(iii)(A)(2)
The Interpublic Senior Executive Retirement Income Plan

Participation Agreement

                         WHEREAS, Steve Gatfield (the "Participant") is a senior executive of The Interpublic Group of Companies, Inc. ("Interpublic") and its subsidiaries, and has been approved by the Compensation Committee of Interpublic's Board of Directors to participate in The Interpublic Senior Executive Retirement Income Plan ("SERIP");

                         WHEREAS, the Participant has received and reviewed the pamphlet entitled "The Interpublic Senior Executive Retirement Income Plan," which sets forth the basic terms and conditions of SERIP (the "Plan Document"); and

                         WHEREAS, the Plan Document provides that certain details with regard to the Participant's benefit and other rights and responsibilities under SERIP are to be set forth in the Participant's Participation Agreement;

NOW, THEREFORE, the undersigned Participant agrees to be bound by the terms of the Plan Document, which terms are incorporated herein by reference, and modified and expanded as follows:

1.

Effective Date.  This Participation Agreement shall be effective as of April 1, 2004 provided the Participant submits the executed Participation Agreement to Interpublic within 30 days thereafter. If the Participant does not submit the executed Participation Agreement within 30 days after the date set forth in the preceding sentence, this Participation Agreement shall be effective as of the first day of the month next following the date on which the Participant submits the executed Participation Agreement.

2.

Benefit and Vesting.  The Participant's benefit shall be $200,000 per year payable in monthly installments for 15 years, if the Participant has attained at least age 60 and the benefit is fully vested. Subject to paragraph 3, which sets forth the requirement to comply with non-competition and non-solicitation agreements, this benefit is scheduled to become fully vested on April 1, 2014 (assuming the Participant continues in the employment of Interpublic and its subsidiaries until this date).

3.

Non-Competition and Non-Solicitation.  For a period of two (2) years following the termination of the Participant's employment for any reason, the Participant shall not: (a) accept employment with or serve as a consultant, advisor or in any other capacity to an employer that is in competition with the business unit or units of Interpublic by which the Participant is employed (the "Business Unit"); (b) directly or indirectly, either on the Participant's own behalf or on behalf of any other person, firm or corporation, solicit or perform services for any account that is a client of the Business Unit at the time of the Participant's termination of employment with the Business Unit or that was a client of the Business Unit at any time within one year prior to the date of the Participant's termination of employment; (c) directly or indirectly employ or attempt to employ or assist anyone else to employ any person who is at such time or who was within the six-month period immediately prior to such time in the employ of the Business Unit. Breach by the Participant of such non-competition agreement or non-solicitation agreement shall result in the forfeiture of the Participant's vested benefit, and any monies already paid to the Participant shall be returned in full by the Participant to Interpublic.

The Participant acknowledges that these provisions are reasonable and necessary to protect Interpublic's legitimate business interests, and that these provisions do not prevent the Participant from earning a living. If at the time of enforcement of any provision of this Agreement, a court shall hold that the duration, scope or area restriction of any provision hereof is unreasonable under circumstances now or then existing, the parties hereto agree that the maximum duration, scope or area reasonable under the circumstances shall be substituted by the court for the stated duration, scope or area.

4.

Payment Form Election.  Unless specified below (or otherwise specified in a valid election, submitted by the Participant to Interpublic's Human Resources Department at least 12 months before distribution under SERIP is scheduled to begin), the Participant's vested benefit shall be distributed in monthly payments for 15 years, as provided in the Plan Document.

If you would like to elect a payment form other than monthly payments for 15 years, check below.

____ I elect to receive my vested benefit in monthly payments for 10 years.

I understand that my vested benefit will be discounted, as provided in the Plan Document, to reflect the accelerated payout associated with the election of an optional payment form.

5.

Benefit Commencement Date.  As provided in the Plan Document, any election to commence the Participant's benefit before the first day of the month coincident with or next following the Participant's 60th birthday must be received by Interpublic's Human Resources Department at least 12 months before payments are scheduled to begin.

6.

Relationship to Plan Document.  This Participation Agreement is intended to be executed and administered in conjunction with the Plan Document. Where this Participation Agreement is silent, the terms and provisions in the Plan Document shall govern. To the extent that any term or provision in this Participation Agreement is inconsistent with a term or provision in the Plan Document, the term or provision in this Participation Agreement shall govern.

7.

Knowing and Voluntary Agreement.  The Participant has received and read the Plan Document. The Participant fully understands the terms of the Plan Document and of this Participation Agreement, and the Participant is entering this Participation Agreement voluntarily.

8.

Complete Statement.  This Participation Agreement shall be construed as a complete statement of the Participant's benefit and other rights under SERIP. Any change to the terms of this Participation Agreement or to the Participant's rights under SERIP shall be adopted by executing an amendment or supplement to the Plan Document or to this Participation Agreement.

IN WITNESS WHEREOF, Interpublic, by its duly authorized officer, and the Participant have caused this Participation Agreement to be executed.

Interpublic Group of Companies, Inc.	Participant

BY: /s/ Christopher J. Coughlin	/s/ Steve Gatfield
Christopher J. Coughlin	Steve Gatfield
Chief Operating Officer

DATE:	DATE: 1/30/04

Return to Interpublic's Law Department by February, 2004.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
BENEFICIARY DESIGNATION: Senior Executive Retirement Income Plan

Participant's Name______________________________________________ Soc. Sec. No:  ______________________________
Home Address ____________________________________________________________________________________________
City________________________________________________ State _____________________________Zip________________
Date of Birth _____________________________
Daytime Telephone Number ___________________________ Evening Telephone Number ____________________________
❑    Please check box if your address has changed within the last year.                                                            ❑ I am married.               ❑ I am not married.

Primary Beneficiary Designation
I hereby designate such of the following person(s) who shall survive me as my Primary Beneficiary(ies):
1.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
2.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
3.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
Total = 100%

Contingent Beneficiary Designation
If no Primary Beneficiary named above shall survive me, I designate such of the following person(s) who shall survive me as my Contingent Beneficiary(ies).
1.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
2.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
3.	Name	Relationship	Date of Birth	Percentage Share*
	Address		Social Security No.
Total = 100%

*If no percentage is designated, beneficiaries will share equally. If any of my Primary Beneficiaries (or, if applicable, my Contingent Beneficiaries), predecease me, his or her benefits will be shared among my surviving Primary (or, if applicable, Contingent) Beneficiaries in accordance with the proportionate shares of the surviving beneficiaries designated above or, if no percentage is designated, equally.

Consent of Spouse
If a party other than the participant's spouse is named as Primary Beneficiary above, this designation is valid only if the participant's spouse (if any) consents below to the participant's designation of the Primary Beneficiary(ies) and only if the spouse's consent is witnessed by a notary public.

I, ____________________________________, am the spouse of the above-named participant. I hereby consent to the designation of the Primary Beneficiary(ies) specified above.

                    Spouse's Signature                                                                                                     Date

STATE OF ________________                                 COUNTY OF: ______________                      ss:

On __________________________, before me personally came ________________________________; to me known and known to me to be the individual described as the spouse herein who executed the foregoing consent and duly acknowledged to me that he/she freely executed same.

_______________________________________
Notary Public                                                                   My Commission Expires:

Execution of Beneficiary Designation

                                  Participant's                                                                                                              Date

___________________________________________________________________________________________________________
Exhibit 10(iii)(A)(3)

EXECUTIVE SEVERANCE AGREEMENT

                         This AGREEMENT ("Agreement") dated April 1, 2004, by and between The Interpublic Group of Companies, Inc. ("Interpublic"), a Delaware corporation (Interpublic and its subsidiaries being referred to herein collectively as the "Company"), and Steve Gatfield (the "Executive").

W I T N E S S E T H

                         WHEREAS, the Company recognizes the valuable services that the Executive has rendered thereto and desires to be assured that the Executive will continue to attend to the business and affairs of the Company without regard to any potential or actual change of control of Interpublic;

WHEREAS, the Executive is willing to continue to serve the Company but desires assurance that he will not be materially disadvantaged by a change of control of Interpublic; and

                         WHEREAS, the Company is willing to accord such assurance provided that, should the Executive's employment be terminated consequent to a change of control, he will not for a period thereafter engage in certain activities that could be detrimental to the Company;

NOW, THEREFORE, in consideration of the Executive's continued service to the Company and the mutual agreements herein contained, Interpublic and the Executive hereby agree as follows:

ARTICLE I
RIGHT TO PAYMENTS

                         Section 1.1.   Triggering Events.  If Interpublic undergoes a Change of Control, the Company shall make payments to the Executive as provided in article II of this Agreement. If, within two years following a Change of Control, either (a) the Company terminates the Executive other than by means of a termination for Cause or for death or (b) the Executive resigns for a Good Reason (either of which events shall constitute a "Qualifying Termination"), the Company shall make payments to the Executive as provided in article III hereof.

                         Section 1.2.   Change of Control.  A Change of Control of Interpublic shall be deemed to have occurred if (a) any person (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "1934 Act")), other than Interpublic or any of its majority-controlled subsidiaries, becomes the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of 30 percent or more of the combined voting power of Interpublic's then outstanding voting securities; (b) a tender offer or exchange offer (other than an offer by Interpublic or a majority-controlled subsidiary), pursuant to which 30 percent or more of the combined voting power of Interpublic's then outstanding voting securities was purchased, expires; (c) the stockholders of Interpublic approve an agreement to merge or consolidate with another corporation (other than a majority-controlled subsidiary of Interpublic) unless Interpublic's shareholders immediately before the merger or consolidation are to own more than 70 percent of the combined voting power of the resulting entity's voting securities; (d) Interpublic's stockholders approve an agreement (including, without limitation, a plan of liquidation) to sell or otherwise dispose of all or substantially all of the business or assets of Interpublic; or (e) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of Interpublic cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by Interpublic's stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period. However, no Change of Control shall be deemed to have occurred by reason of any transaction in which the Executive, or a group of persons or entities with which the Executive acts in concert, acquires, directly or indirectly, more than 30 percent of the common stock or the business or assets of Interpublic.

                         Section 1.3.   Termination for Cause.  Interpublic shall have Cause to terminate the Executive for purposes of Section 1.1 of this Agreement only if, following the Change of Control, the Executive (a) engages in conduct that constitutes a felony under the laws of the United States or a state or country in which he works or resides and that results or was intended to result, directly or indirectly, in the personal enrichment of the Executive at the Company's expense; (b) refuses (except by reason of incapacity due to illness or injury) to make a good faith effort to substantially perform his duties with the Company on a full-time basis and continues such refusal for 15 days following receipt of notice from the Company that his effort is deficient; or (c) deliberately and materially breaches any agreement between himself and the Company and fails to remedy that breach within 30 days following notification thereof by the Company. If the Company has Cause to terminate the Executive, it may in fact terminate him for Cause for purposes of section 1.1 hereof if (a) it notifies the Executive of such Cause, (b) it gives him reasonable opportunity to appear before a majority of Interpublic's Board of Directors to respond to the notice of Cause and (c) a majority of the Board of Directors subsequently votes to terminate him.

                         Section 1.4.   Resignation for Good Reason.  The Executive shall have a Good Reason for resigning only if (a) the Company fails to elect the Executive to, or removes him from, any office of the Company, including without limitation membership on any Board of Directors, that the Executive held immediately prior to the Change of Control; (b) the Company reduces the Executive's rate of regular cash and fully vested deferred base compensation ("Regular Compensation") from that which he earned immediately prior to the Change of Control or fails to increase it within 12 months following the Change of Control by (in addition to any increase pursuant to section 2.2 hereof) at least the average of the rates of increase in his Regular Compensation during the four consecutive 12-month periods immediately prior to the Change of Control (or, if fewer, the number of 12-month periods immediately prior to the Change of Control during which the Executive was continuously employed by the Company); (c) the Company fails to provide the Executive with fringe benefits and/or bonus plans, such as stock option, stock purchase, restricted stock, life insurance, health, accident, disability, incentive, bonus, pension and profit sharing plans ("Benefit or Bonus Plans"), that, in the aggregate, (except insofar as the Executive has waived his rights thereunder pursuant to article II hereof) are as valuable to him as those that he enjoyed immediately prior to the Change of Control; (d) the Company fails to provide the Executive with an annual number of paid vacation days at least equal to that to which he was entitled immediately prior to the Change of Control; (e) the Company breaches any agreement between it and the Executive (including this Agreement); (f) without limitation of the foregoing clause (e), the Company fails to obtain the express assumption of this Agreement by any successor of the Company as provided in section 6.3 hereof; (g) the Company attempts to terminate the Executive for Cause without complying with the provisions of section 1.3 hereof; (h) the Company requires the Executive, without his express written consent, to be based in an office outside of the office in which Executive is based on the date hereof or to travel substantially more extensively than he did prior to the Change of Control; or (i) the Executive determines in good faith that the Company has, without his consent, effected a significant change in his status within, or the nature or scope of his duties or responsibilities with, the Company that obtained immediately prior to the Change of Control (including but not limited to, subjecting the Executive's activities and exercise of authority to greater immediate supervision than existed prior to the Change of Control); provided, however, that no event designated in clauses (a) through (i) of this sentence shall constitute a Good Reason unless the Executive notifies Interpublic that the Company has committed an action or inaction specified in clauses (a) through (i) (a "Covered Action") and the Company does not cure such Covered Action within 30 days after such notice, at which time such Good Reason shall be deemed to have arisen. Notwithstanding the immediately preceding sentence, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause or death or from the Executive's resignation for other than a Good Reason, and no action by the Company specified in clauses (a) through (i) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability. If the Executive has a Good Reason to resign, he may in fact resign for a Good Reason for purposes of section 1.1 of this Agreement by, within 30 days after the Good Reason arises, giving Interpublic a minimum of 30 and a maximum of 90 days advance notice of the date of his resignation.

Section 1.5. Disability. For all purposes of this Agreement, the term "Disability" shall have the same meaning as that term has in the Interpublic Long-Term Disability Plan.

ARTICLE II
PAYMENTS UPON A CHANGE OF CONTROL

                         Section 2.1.   Elections by the Executive.  If the Executive so elects prior to a Change of Control, the Company shall pay him, within 30 days following the Change of Control, cash amounts in respect of certain Benefit or Bonus Plans or deferred compensation arrangements designated in sections 2.2 through 2.4 hereof ("Plan Amounts"). The Executive may make an election with respect to the Benefit or Bonus Plans or deferred compensation arrangements covered under any one or more of sections 2.2 through 2.4, but an election with respect to any such section shall apply to all Plan Amounts that are specified therein. Each election shall be made by notice to Interpublic on a form satisfactory to Interpublic and, once made, may be revoked by such notice on such form at any time prior to a Change of Control. If the Executive elects to receive payments under a section of this article II, he shall, upon receipt of such payments, execute a waiver, on a form satisfactory to Interpublic, of such rights as are indicated in that section. If the Executive does not make an election under this article with respect to a Benefit or Bonus Plan or deferred compensation arrangement, his rights to receive payments in respect thereof shall be governed by the Plan or arrangement itself.

                         Section 2.2.   ESBA.  The Plan Amount in respect of all Executive Special Benefit Agreements ("ESBA's") between the Executive and Interpublic shall consist of an amount equal to the present discounted values, using the Discount Rate designated in section 5.8 hereof as of the date of the Change of Control, of all payments that the Executive would have been entitled to receive under the ESBA's if he had terminated employment with the Company on the day immediately prior to the Change of Control. Upon receipt of the Plan Amount in respect of the ESBA's, the Executive shall waive any rights that he may have to payments under the ESBA's. If the Executive makes an election pursuant to, and executes the waiver required under, this section 2.2, his Regular Compensation shall be increased as of the date of the Change of Control at an annual rate equal to the sum of the annual rates of deferred compensation in lieu of which benefits are provided the Executive under any ESBA the Accrual Term for which (as defined in the ESBA) includes the date of the Change of Control.

                         Section 2.3.   MICP.  The Plan Amount in respect of the Company's Management Incentive Compensation Plans ("MICP") and/or the 2002 Performance Incentive Plan ("2002 PIP") shall consist of an amount equal to the sum of all amounts awarded to the Executive under, but deferred pursuant to, the MICP and/or the 2002 PIP as of the date of the Change of Control and all amounts equivalent to interest creditable thereon up to the date that the Plan Amount is paid. Upon receipt of that Plan Amount, the Executive shall waive his rights to receive any amounts under the MICP and/or the 2002 PIP that were deferred prior to the Change of Control and any interest equivalents thereon.

                         Section 2.4.   Deferred Compensation.  The Plan Amount in respect of deferred compensation (other than amounts referred to in other sections of this article II) shall be an amount equal to all compensation from the Company that the Executive has earned and agreed to defer (other than through the Interpublic Savings Plan pursuant to Section 401(k) of the Internal Revenue Code (the "Code")) but has not received as of the date of the Change of Control, together with all amounts equivalent to interest creditable thereon through the date that the Plan Amount is paid. Upon receipt of this Plan Amount, the Executive shall waive his rights to receive any deferred compensation that he earned prior to the date of the Change of Control and any interest equivalents thereon.

                         Section 2.5.   Stock Incentive Plans.  The effect of a Change of Control on the rights of the Executive with respect to options and restricted shares awarded to him under the Interpublic 1986 Stock Incentive Plan, the 1996 Stock Incentive Plan, the 1997 Performance Incentive Plan and the 2002 Performance Incentive Plan, shall be governed by those Plans and not by this Agreement.

ARTICLE III
PAYMENTS UPON QUALIFYING TERMINATION

                         Section 3.1.   Basic Severance Payment.  In the event that the Executive is subjected to a Qualifying Termination within two years after a Change of Control, the Company shall pay the Executive within 30 days after the effective date of his Qualifying Termination (his "Termination Date") a cash amount equal to his Base Amount times the number designated in Section 5.9 of this Agreement (the "Designated Number"). The Executive's Base Amount shall equal the average of the Executive's Includable Compensation for the two whole calendar years immediately preceding the date of the Change of Control (or, if the Executive was employed by the Company for only one of those years, his Includable Compensation for that year). The Executive's Includable Compensation for a calendar year shall consist of (a) the compensation reported by the Company on the Form W-2 that it filed with the Internal Revenue Service for that year in respect of the Executive or which would have been reported on such form but for the fact that Executive's services were performed outside of the United States, plus (b) any compensation payable to the Executive during that year the receipt of which was deferred at the Executive's election or by employment agreement to a subsequent year, minus (c) any amounts included on the Form W-2 (or which would have been included if Executive had been employed in the United States) that represented either (i) amounts in respect of a stock option or restricted stock plan of the Company or (ii) payments during the year of amounts payable in prior years but deferred at the Executive's election or by employment agreement to a subsequent year. The compensation referred to in clause (b) of the immediately preceding sentence shall include, without limitation, amounts initially payable to the Executive under the MICP or a Long-Term Performance Incentive Plan or the 2002 PIP in that year but deferred to a subsequent year, the amount of deferred compensation for the year in lieu of which benefits are provided the Executive under an ESBA and amounts of Regular Compensation earned by the Executive during the year but deferred to a subsequent year (including amounts deferred under Interpublic Savings Plan pursuant to Section 401(k) of the Code); clause (c) of such sentence shall include, without limitation, all amounts equivalent to interest paid in respect of deferred amounts and all amounts of Regular Compensation paid during the year but earned in a prior year and deferred.

                         Section 3.2.   MICP Supplement.  The Company shall also pay the Executive within 30 days after his Termination Date a cash amount equal to (a) in the event that the Executive received an award under the MICP (or the Incentive Award program applicable outside the United States) or the 2002 PIP ("Incentive Award") in respect of the year immediately prior to the year that includes the Termination Date (the latter year constituting the "Termination Year"), the amount of that award multiplied by the fraction of the Termination Year preceding the Termination Date or (b) in the event that the Executive did not receive an MICP award (or an Incentive Award) in respect of the year immediately prior to the Termination Year, the amount of the MICP award (or Incentive Award) that Executive received in respect of the second year immediately prior to the Termination Year multiplied by one plus the fraction of the Termination Year preceding the Termination Date.

ARTICLE IV
TAX MATTERS

                         Section 4.1.   Withholding.  The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation, but, if the Executive has made the election provided in section 4.2 hereof, the Company shall not withhold amounts in respect of the excise tax imposed by Section 4999 of the Code or its successor.

                         Section 4.2.   Disclaimer.  If the Executive so agrees prior to a Change of Control by notice to the Company in form satisfactory to the Company, the amounts payable to the Executive under this Agreement but not yet paid thereto shall be reduced to the largest amounts in the aggregate that the Executive could receive, in conjunction with any other payments received or to be received by him from any source, without any part of such amounts being subject to the excise tax imposed by Section 4999 of the Code or its successor. The amount of such reductions and their allocation among amounts otherwise payable to the Executive shall be determined either by the Company or by the Executive in consultation with counsel chosen (and compensated) by him, whichever is designated by the Executive in the aforesaid notice to the Company (the "Determining Party"). If, subsequent to the payment to the Executive of amounts reduced pursuant to this section 4.2, the Determining Party should reasonably determine, or the Internal Revenue Service should assert against the party other than the Determining Party, that the amount of such reductions was insufficient to avoid the excise tax under Section 4999 (or the denial of a deduction under Section 280G of the Code or its successor), the amount by which such reductions were insufficient shall, upon notice to the other party, be deemed a loan from the Company to the Executive that the Executive shall repay to the Company within one year of such reasonable determination or assertion, together with interest thereon at the applicable federal rate provided in section 7872 of the Code or its successor. However, such amount shall not be deemed a loan if and to the extent that repayment thereof would not eliminate the Executive's liability for any Section 4999 excise tax.

ARTICLE V
COLLATERAL MATTERS

                         Section 5.1.   Nature of Payments.  All payments to the Executive under this Agreement shall be considered either payments in consideration of his continued service to the Company, severance payments in consideration of his past services thereto or payments in consideration of the covenant contained in section 5.l0 hereof. No payment hereunder shall be regarded as a penalty to the Company.

                         Section 5.2.   Legal Expenses.  The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the enforceability or the Executive's interpretation of, or determinations under, this Agreement. Without limitation of the foregoing, Interpublic shall, prior to the earlier of (a) 30 days after notice from the Executive to Interpublic so requesting or (b) the occurrence of a Change of Control, provide the Executive with an irrevocable letter of credit in the amount of $100,000 from a bank satisfactory to the Executive against which the Executive may draw to pay legal fees and expenses in connection with any attempt to enforce any of his rights under this Agreement. Said letter of credit shall not expire before 10 years following the date of this Agreement.

                         Section 5.3.   Mitigation.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that the Executive may earn from employment with another employer or otherwise following his Termination Date.

                         Section 5.4.   Setoff for Debts.  The Company may reduce the amount of any payment due the Executive under article III of this Agreement by the amount of any debt owed by the Executive to the Company that is embodied in a written instrument, that is due to be repaid as of the due date of the payment under this Agreement and that the Company has not already recovered by setoff or otherwise.

                         Section 5.5.   Coordination with Employment Contract.  Payments to the Executive under article III of this Agreement shall be in lieu of any payments for breach of any employment contract between the Executive and the Company to which the Executive may be entitled by reason of a Qualifying Termination, and, before making the payments to the Executive provided under article III hereof, the Company may require the Executive to execute a waiver of any rights that he may have to recover payments in respect of a breach of such contract as a result of a Qualifying Termination. If the Executive has a Good Reason to resign and does so by providing the notice specified in the last sentence of section l.4 of this Agreement, he shall be deemed to have satisfied any notice requirement for resignation, and any service requirement following such notice, under any employment contract between the Executive and the Company.

                         Section 5.6.   Benefit of Bonus Plans.  Except as otherwise provided in this Agreement or required by law, the Company shall not be compelled to include the Executive in any of its Benefit or Bonus Plans following the Executive's Termination Date, and the Company may require the Executive, as a condition to receiving the payments provided under article III hereof, to execute a waiver of any such rights. However, said waiver shall not affect any rights that the Executive may have in respect of his participation in any Benefit or Bonus Plan prior to his Termination Date.

                         Section 5.7.   Funding.  Except as provided in section 5.2 of this Agreement, the Company shall not be required to set aside any amounts that may be necessary to satisfy its obligations hereunder. The Company's potential obligations to make payments to the Executive under this Agreement are solely contractual ones, and the Executive shall have no rights in respect of such payments except as a general and unsecured creditor of the Company.

                         Section 5.8.   Discount Rate.  For purposes of this Agreement, the term "Discount Rate" shall mean the applicable Federal short-term rate determined under Section 1274(d) of the Code or its successor. If such rate is no longer determined, the Discount Rate shall be the yield on 2-year Treasury notes for the most recent period reported in the most recent issue of the Federal Reserve Bulletin or its successor, or, if such rate is no longer reported therein, such measure of the yield on 2-year Treasury notes as the Company may reasonably determine.

Section 5.9. Designated Number. For purposes of this Agreement, the Designated Number shall be two (2.0).

                         Section 5.10.   Covenant of Executive.  In the event that the Executive undergoes a Qualifying Termination that entitles him to any payment under article III of this Agreement, he shall not, for 18 months following his Termination Date, either (a) solicit any employee of Interpublic or a majority-controlled subsidiary thereof to leave such employ and enter into the employ of the Executive or any person or entity with which the Executive is associated or (b) solicit or handle on his own behalf or on behalf of any person or entity with which he is associated the advertising, public relations, sales promotion or market research business of any advertiser that is a client of Interpublic or a majority-controlled subsidiary thereof as of the Termination Date. Without limitation of any other remedies that the Company may pursue, the Company may enforce its rights under this section 5.l0 by means of injunction. This section shall not limit any other right or remedy that the Company may have under applicable law or any other agreement between the Company and the Executive.

ARTICLE VI
GENERAL PROVISIONS

                         Section 6.1.   Term of Agreement.  This Agreement shall terminate upon the earliest of (a) the expiration of five years from the date of this Agreement if no Change of Control has occurred during that period; (b) the termination of the Executive's employment with the Company for any reason prior to a Change of Control; (c) the Company's termination of the Executive's employment for Cause or death, the Executive's compulsory retirement within the provisions of 29 U.S.C. Section 631(c) (or, if Executive is not a citizen or resident of the United States, compulsory retirement under any applicable procedure of the Company in effect immediately prior to the change of control) or the Executive's resignation for other than Good Reason, following a Change of Control and the Company's and the Executive's fulfillment of all of their obligations under this Agreement; and (d) the expiration following a Change of Control of the Designated Number plus three years and the fulfillment by the Company and the Executive of all of their obligations hereunder.

                         Section 6.2.   Governing Law.  Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of New York.

                         Section 6.3.   Successors to the Company.  This Agreement shall inure to the benefit of Interpublic and its subsidiaries and shall be binding upon and enforceable by Interpublic and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of Interpublic whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by Interpublic. Without limitation of the foregoing sentence, Interpublic shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of Interpublic, by agreement in form satisfactory to the Executive, expressly, absolutely and unconditionally to assume and agree to perform this Agreement in the same manner and to the same extent as Interpublic would have been required to perform it if no such succession had taken place. As used in this agreement, "Interpublic" shall mean Interpublic as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

                         Section 6.4.   Successor to the Executive.  This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to section 6.5 hereof, his designees ("Successors"). If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors.

                         Section 6.5.   Nonalienability.  No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or (except as provided in section 5.4 hereof) to setoff against any obligation or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this section 6.5 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

                         Section 6.6.   Notices.  All notices provided for in this Agreement shall be in writing. Notices to Interpublic shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to The Interpublic Group of Companies, Inc., l27l Avenue of the Americas, New York, New York l0020, attention: Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either Interpublic or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

Section 6.7. Amendment. No amendment of this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

                         Section 6.8.   Waivers.  No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

                         Section 6.9.   Severability.  If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

Section 6.10. Captions. The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.

                         Section 6.11.   Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE INTERPUBLIC GROUP OF COMPANIES, INC.

By: /s/ Christopher J. Coughlin
Name: Christopher J. Coughlin
Chief Operating Officer

/s/ Steve Gatfield
Steve Gatfield